Exhibit 99.1

Oragenics, Inc. Announces Notification of Noncompliance with NYSE MKT Continued Listing Standards

For Immediate Release

TAMPA, FL – May 13, 2016 – Florida-based biopharmaceutical company Oragenics, Inc. (NYSE:MKT – OGEN the “Company”) today announced receipt of notification (the “Deficiency Letter”) from the NYSE MKT LLC (the “Exchange”) that the Company is not in compliance with certain NYSE MKT continued listing standards relating to stockholders’ equity.

Specifically, the Deficiency Letter indicated that the Company is not in compliance with Section 1003(a)(iii) (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years). As of December 31, 2015, the Company had stockholders’ equity of $4.7 million. The Company is required to submit a plan to the NYSE MKT by June 10, 2016 advising of actions it has taken or will take to regain compliance with the continued listing standards by November 10, 2017. The Company intends to submit a plan by the June 10, 2016 deadline. If the Company fails to submit a plan, if the Company’s plan is not accepted or if the Company fails to regain compliance by the deadline, the NYSE MKT may commence delisting procedures.

The Company’s common stock will continue to be listed on the NYSE MKT while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “OGEN,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE MKT’s listing standards. The NYSE MKT notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

About Oragenics, Inc.

We are focused on becoming the world leader in novel antibiotics against infectious disease. We also develop, market and sell proprietary probiotics specifically designed to enhance oral health for humans and pets and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus. Oragenics also develops, markets and sells proprietary OTC probiotics specifically designed to enhance oral health for humans and pets, under the brand names Evora and ProBiora both in the United States and through the use of distributors in locations outside of the United States.

For more information about Oragenics, www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, our current need for financing to meet our operational needs and to be able to move our product candidates forward through pre-clinical and clinical development, our inability to obtain sufficient financing to conduct our business; any inability to obtain or delays in FDA approval for future clinical studies and testing, the future success of our studies and testing and any inability to also achieve favorable results in human studies, our ability to successfully develop and commercialize products, the financial resources available to us to continue research and development, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics Corporate Contact	Investor / Media Contacts

Michael Sullivan	David Burke
Chief Financial Officer	The Ruth Group
Oragenics, Inc.	Tel: 646-536-7009
4902 Eisenhower Drive, Suite 125	dburke@theruthgroup.com
Tampa, FL 33634
Tel: 813-286-7900
msullivan@oragenics.com